Exhibit 99.1

CTI BioPharma Reports Results of Special Meeting of Shareholders and Amendment to Articles of Incorporation

SEATTLE, February 27, 2015 – CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced results from its Special Meeting of Shareholders held on Friday, February 27, 2015.

At the Special Meeting, shareholders approved an amendment to CTI BioPharma’s articles of incorporation to increase CTI BioPharma’s total number of authorized shares from 215,333,333 to 315,333,333 and an increase CTI BioPharma’s total number of authorized shares of common stock from 215,000,000 to 315,000,000.

CTI BioPharma has filed with the Secretary of State of the State of Washington an amendment to CTI BioPharma’s articles of incorporation to reflect an increase in authorized shares and authorized shares of common stock.

CTI BioPharma has filed a Current Report on Form 8-K, including a copy of the aforesaid amendment to its articles of incorporation, with the U.S. Securities and Exchange Commission. Copies of such amendment and Current Report on Form 8-K is on file at the office of CTI BioPharma’s Italian branch and available on CTI BioPharma’s website (www.ctibiopharma.com, in the “Investors” section).

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI BioPharma’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:  CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com